ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT MADE AS OF THE 18TH DAY OF JANUARY, 2000 (the "Effective Date").
BETWEEN:
EARTHRAMP.COM COMMUNICATIONS INC., formerly Carta Resources Ltd., a company duly incorporated under the laws of the Province of British Columbia, having an office at 601 - 889 West Pender Street, Vancouver, British Columbia, V6C 3B2; (hereinafter referred to as the "Assignor")
AND:
H. LEO KING & ASSOCIATES INC., a company duly incorporated under the laws of the Province of British Columbia, having an office at 4747 Marguerite Street, Vancouver, B.C.;
(hereinafter  referred  to  as  the  "Assignee")
WHEREAS:
A. By an agreement dated April 29, 1999 (the "Option Agreement'), a copy of which is attached hereto as Schedule "A", the Assignor was granted the exclusive right to acquire a 100% interest and all rights appurtenant thereto in 20 mineral claims known as the MUG 1 to 8 and OM 1 to 12 Claims, located in the Dawson Mining Division, Yukon (the "Property");
B. The Assignor wishes to assign its right, title and interest in and to the Option Agreement to the Assignee;
          NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree each with the other (the "Agreement") as follows:
1.          REPRESENTATIONS  AND  WARRANTIES  OF  THE  ASSIGNOR
1.1          The  Assignor  represents  and  warrants  to  the  Assignee  that:
(a) It is a company duly incorporated under the laws of the Province of British Columbia, validly exists as a company in good standing under the laws of the Province of British Columbia;
(b) It is the registered and beneficial owner of the Property and the Property is free and clear of all liens, charges and encumbrances of any kind whatsoever.
2.          REPRESENTATIONS  AND  WARRANTIES  OF  THE  ASSIGNEE
2.1 The Assignee represents and warrants to the Assignor that it has been duly incorporated and validly exists as a company in good standing under the laws of the Province of British Columbia and has full power and absolute authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby.
3.          TERMS  AND  CONDITIONS
3.1 The Assignor, subject to the terms and conditions of this Agreement, hereby assigns to the Assignee 100% of its right, title and interest in and to the Option Agreement, in consideration of the following:
(a)     the  payment  of  One  Dollar  ($1.00);
(b) the payment of 100% of all future expenses for the Property, including option payments and exploration and development costs; and
(c) subject to the following, the assumption by the Assignee of 100% of the Assignor's obligations to Peter Ledwidge, pursuant to the Option Agreement.
4.          TERMINATION
4.1 This Agreement shall terminate as expressly provided in this Agreement unless earlier terminated as follows:
(a)     by  written  agreement  of  the  parties;  or
(b) by withdrawal of a party to this Agreement, the effective date of such withdrawal to be at least 7 days after notice of the withdrawal has been given by the withdrawing party. Any withdrawal under this provision shall not relieve the withdrawing party of its share of expenses and obligations (whether such accrue before or after such withdrawal) arising out of duties, obligations and liabilities assumed prior to such withdrawal; or
(c) by the failure of a party to perform its obligations or pay its portion of expenses as required by this Agreement. Upon such event the party who is not in default may give notice to the defaulting party, which notice shall specify details of such failure. If within 30 days after receipt of such notice the defaulting party has not cured such failure or begun corrective action to cure such failure then the party who is not in default may terminate this Agreement by giving written notice of such termination to the defaulting party and the defaulting party shall be deemed to have withdrawn from this Agreement pursuant to paragraph (b) of this section 4.1. Any default under this provision shall not relieve the defaulting party of its share of expenses and obligations (whether such accrue before or after such default) arising out of duties, obligations and liabilities assumed prior to such default.
5.          GENERAL
5.1 The parties hereby agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent.
5.2          This  Agreement  is subject to the approval of the Canadian Venture
Exchange.
5.3 If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this Agreement or the construction hereof, the dispute shall be determined by arbitration in accordance with the procedures set out in the Arbitration Act of British Columbia RSBC 1996, Chapter 55 (the "Act").
5.4 Any notice to be given hereunder shall be sufficiently given if delivered or sent by registered or certified mail, postage prepaid to the parties hereto to the addresses set out on page 1 hereof, or such other address as the parties may from time to time designate for themselves in writing and such notice delivered by hand, facsimile, or mail shall be deemed to have been received at the time of delivery or at the latest on the third business day following the delivery thereof.
5.5 This Agreement shall be construed in accordance with the laws of the Province of British Columbia.
5.6          Time  shall  be  of  the  essence  of  this  Agreement.
5.7 This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.
5.8 This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.
IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first above written.

EARTHRAMP.COM  COMMUNICATIONS  INC.


Authorized  Signatory

H.  LEO  KING  &  ASSOCIATES  INC.


Authorized  Signatory